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                                                                    Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Registration Statement on Form S-1 of our report, which will be issued upon the effectiveness of the stock split as described in Note 19 to the combined financial statements, dated October 7, 1999 except as to the information in Note 19, for which the date is _____, 1999, on our audits of the combined financial statements and financial statement schedule of Triton PCS Holdings, Inc. and Predecessor Company, as defined in Note 1 to the combined financial statements, and its subsidiaries. We also consent to the reference to our firm under the caption "Experts".


/s/ Pricewaterhousecoopers LLP

Philadelphia, Pennsylvania
October 7, 1999